MERGERS

OPPORTUNITY FUND

After the close of business on August 26, 2011, the Fund acquired the net assets of Wells Fargo Advantage Core
Equity Fund. The purpose of the transaction was to combine two funds with similar investment objectives and strategies. Shareholders holding Class A, Class B, Class
C, Administrator Class and Institutional Class shares of
Wells Fargo Advantage Core Equity Fund received Class
A, Class B, Class C, Administrator Class and Institutional
Class shares, respectively, of the Fund in the reorganization. The acquisition was accomplished by a tax-free exchange of all of the shares of Wells Fargo
Advantage Core Equity Fund for 19,621,184 shares of the
Fund valued at $670,318,279 at an exchange ratio of 0.53, 0.47, 0.47, 0.52, and 0.52 for Class A, Class B, Class C,
Administrator Class and Institutional Class shares, respectively. The investment portfolio of Wells Fargo
Advantage Core Equity Fund with a fair value of $666,385,431 identified cost of $756,097,944 and unrealized losses of $89,712,513 at August 26, 2011 were the principal assets acquired by the Fund. The aggregate net assets of Wells Fargo Advantage Core Equity Fund and the Fund immediately prior to the acquisition were $670,318,279 and $1,218,175,749, respectively. The aggregate net assets of the Fund immediately after the acquisition were $1,888,494,028. For financial reporting purposes, assets received and shares issued by the Fund were recorded at fair value; however, the cost basis of the investments received from Wells Fargo Advantage Core
Equity Fund was carried forward to align ongoing reporting of the Funds realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

Assuming the acquisition had been completed October 1, 2010, the beginning of the annual reporting period for the Fund, the pro forma results of operations for the year ended September 30, 2011 would have been:

Net investment income $ 1,341,554
Net realized and unrealized losses on investments $(2,878,219)
Net decrease in net assets resulting from operations $(1,536,665)

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Wells Fargo
Advantage Core Equity Fund that have been included in the Funds Statement of Operations since August 29, 2011.


DISCOVERY FUND

After the close of business on August 26, 2011, the Fund acquired the net assets of Wells Fargo Advantage Growth
Opportunities Fund. The purpose of the transaction was to combine two funds with similar investment objectives and strategies. Shareholders holding Class A, Class C,
Administrator Class and Institutional Class shares of Wells
Fargo Advantage Growth Opportunities Fund received
Class A, Class C, Administrator Class and Institutional
Class shares, respectively, of the Fund in the reorganization. The acquisition was accomplished by a tax-free exchange of all of the shares of Wells Fargo
Advantage Growth Opportunities Fund for 1,028,651 shares of the Fund valued at $22,213,623 at an exchange ratio of 0.39, 0.41, 0.39 and 0.39 for Class A, Class C,
Administrator Class and Institutional Class shares, respectively. The investment portfolio of Wells Fargo
Advantage Growth Opportunities Fund with a fair value of $22,345,279, identified cost of $24,880,014 and unrealized losses of $2,534,735 at August 26, 2011 were the principal assets acquired by the Fund. The aggregate net assets of Wells Fargo Advantage Growth Opportunities Fund and the Fund immediately prior to the acquisition were $22,213,623 and $688,866,341, respectively. The aggregate net assets of the Fund immediately after the acquisition were $711,079,964. For financial reporting purposes, assets received and shares issued by the Fund were recorded at fair value; however, the cost basis of the investments received from Wells Fargo Advantage Growth
Opportunities Fund was carried forward to align ongoing reporting of the Funds realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

Assuming the acquisition had been completed October 1, 2010, the beginning of the annual reporting period for the Fund, the pro forma results of operations for the year ended September 30, 2011 would have been:

Net investment loss $ (5,384,715)
Net realized and unrealized gains (losses) on investments $(15,881,575) Net decrease in net assets resulting from operations $(21,266,290)

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Wells Fargo
Advantage Growth Opportunities Fund that have been included in the Funds Statement of Operations since
August 29, 2011.


ENTERPRISE FUND

After the close of business on August 26, 2011, the Fund acquired the net assets of Wells Fargo Advantage Mid
Cap Growth Fund. The purpose of the transaction was to combine two funds with similar investment objectives and strategies. Shareholders holding Class A, Class B, Class
C, Administrator Class, Institutional Class and Investor
Class shares of Wells Fargo Advantage Mid Cap Growth
Fund received Class A, Class B, Class C, Administrator
Class, Institutional Class
and Investor Class shares, respectively, of the Fund in the reorganization. The acquisition was accomplished by a tax-free exchange of all of the shares of Wells Fargo
Advantage Mid Cap Growth Fund for 13,702,286 shares of the Fund valued at $414,773,456 at an exchange ratio of 0.16, 0.15, 0.15, 0.16, 0.16 and 0.16 for Class A, Class B,
Class C, Administrator Class, Institutional Class and
Investor Class shares, respectively. The investment portfolio of Wells Fargo Advantage Mid Cap Growth Fund with a fair value of $411,600,795, identified cost of $472,695,358 and unrealized losses of $61,094,563 at August 26, 2011 were the principal assets acquired by the Fund. The aggregate net assets of Wells Fargo Advantage
Mid Cap Growth Fund and the Fund immediately prior to the acquisition were $414,773,456 and $224,429,514, respectively. The aggregate net assets of the Fund immediately after the acquisition were $639,202,970. For financial reporting purposes, assets received and shares issued by the Fund were recorded at fair value; however, the cost basis of the investments received from Wells
Fargo Advantage Mid Cap Growth Fund was carried forward to align ongoing reporting of the Funds realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

Assuming the acquisition had been completed October 1, 2010, the beginning of the annual reporting period for the Fund, the pro forma results of operations for the year ended September 30, 2011 would have been:

Net investment loss $ (4,691,686)
Net realized and unrealized gains on investments $38,867,844
Net increase in net assets resulting from operations $34,176,157

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Wells Fargo
Advantage Mid Cap Growth Fund that have been included in the Funds Statement of Operations since August 29,
2011.